Exhibit 99.1

LS CORP. AND LS CABLE LTD. SUCCESSFULLY COMPLETE TENDER OFFER

FOR SHARES OF SUPERIOR ESSEX INC.

SEOUL, KOREA and ATLANTA, GA, August 5, 2008 – LS Corp., its subsidiary LS Cable Ltd. and Superior Essex Inc. (NASDAQ: SPSX), announced today the successful completion of the tender offer by Cyprus Acquisition Merger Sub, Inc. (Cyprus) for all outstanding shares of common stock of Superior Essex.

The subsequent offering period expired at 5:00 PM (New York time) on Monday, August 4, 2008.

A total of 18,372,897 Superior Essex shares were validly tendered and not withdrawn prior to the expiration of the subsequent offering period.  Cyprus has accepted for payment all Superior Essex shares validly tendered in the tender offer and the subsequent offering period and, as a result, owns approximately 92.32% of the outstanding Superior Essex shares.

In accordance with the previously announced merger agreement, Cyprus expects to complete a “short form” merger of Cyprus with and into Superior Essex later this week.  As a result of the merger, all Superior Essex shares (other than those as to which holders properly exercise appraisal rights and other than those owned by Cyprus) will be canceled in exchange for the right to receive the same $45.00 per share price as paid in the tender offer, without interest and less any amounts required to be withheld under applicable U.S federal, state or local tax laws.  Following the completion of the merger, Superior Essex will become an indirect subsidiary of LS Corp., and Superior Essex shares will cease to be traded on The NASDAQ Global Market Select.

“In bringing together LS Cable and Superior Essex, we are establishing an industry-leading global wire and cable competitor.  Our combined capabilities and diverse product offerings enable us to better meet the needs of customers worldwide and extend our participation in new and growing markets.  We have been planning for a seamless integration process that ensures our combined customers will continue receiving outstanding service and world-class products, and we anticipate a smooth transition for our employees and all of our other stakeholders. We welcome our talented Superior Essex colleagues into the LS family and are excited for the opportunities for growth ahead of us,” said Chayol Koo, Vice Chairman and CEO of LS Cable.

About LS Cable

LS Cable, a newly established and wholly owned subsidiary of LS Corp., is a leading wire and cable manufacturer with headquarters located in Korea.  LS Cable has 3,300 employees and more than 15 manufacturing sites located in 10 countries, with operations on three continents.  LS Cable provides a wide range of power and communications cable solutions for the energy infrastructure, construction, automotive, railway, telecommunication and electronic industries.  With high, medium and low voltage power cables, LS Cable meets its customers’ demands for cable and cable systems for power transmission and distribution in energy infrastructure and related industries.

LS Cable also serves the needs of customers for optical communication, which is the platform of broadband networks.  LS Cable offers various optical cables and optical fibers of single and multi mode for LAN, access, long distance and metropolitan networks.  LS Cable supplies coaxial cables, UTP cables and FTTH (Fiber to The Home) solutions for rapid and massive data transmission.  For more information about LS Cable, please visit www.lscable.com.

LS Corp. (formerly know as LS Cable Ltd.) was founded in Korea in 1962 and it became a listed company on the Stock Market Division of Korea Exchange (formerly known as Korea Stock Exchange) in June 1977.  As previously announced, on July 2, 2008, LS Corp. effected an internal corporate structure change, whereby LS Corp. changed its name from “LS Cable Ltd.” to “LS Corp.” and transferred the assets and liabilities of its wire and cable business into a newly established wholly owned subsidiary named “LS Cable Ltd.”

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world. The Company manufactures and supplies a broad portfolio of wire and cable products for the communications, energy, automotive, industrial, and commercial & residential end-markets. It is a leading manufacturer of magnet wire, fabricated insulation products, and copper and fiber optic communications wire and cable. It is also a leading distributor of magnet wire, insulation and related products.

Additional information on the Company can be found on its website at www.superioressex.com

Forward-Looking Statements and Risk Factors

This press release contains certain forward-looking statements with respect to the completion of the merger. Completion of the merger is subject to conditions, including the receipt of certain regulatory approvals, and there can be no assurances that those conditions will be satisfied and that the merger will be completed. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements contained herein are made only as of the date hereof, and we do not undertake to update these statements to reflect subsequent events or developments, except as required by federal securities law including SEC rules.

Contacts:

For LS Cable:

Kekst and Company

Kimberly Kriger or Victoria Weld

212-521-4800

LS Cable Ltd.

Dong Hee Keum

+82-2-2189-9302

Information Agent:

MacKenzie Partners, Inc.

(212) 929-5500 (call collect) or (800) 322-2885 (toll free)

tenderoffer@mackenziepartners.com

Dealer Manager:

Macquarie Capital (USA) Inc.

(800) 560-1531 (toll free)

For Superior Essex:

Peggy Reilly Tharp, Director, Investor Relations

770-657-6246